Exhibit 99.3

Conference Call Transcript

TCAM — Q3 2005 Transport Corp. Earnings Conference Call

Event Date/Time: Oct. 25. 2005 / 11:00AM ET

TRANSPORT AMERICA PARTICIPANTS

Keith Klein
Transport Corporation of America, Inc — CFO & CIO

Michael Paxton
Transport Corporation of America, Inc — Chairman, President & CEO

PRESENTATION

Operator

Good afternoon. My name is Mondelle and I’ll be your conference facilitator today. At this time, I would like to welcome everyone to the Transport America Third Quarter Earnings Conference Call. Joining us on today’s call are Mike Paxton, Chairman, President and CEO, and Keith Klein, Chief Financial Officer and Chief Information Officer. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question and answer period. [OPERATOR INSTRUCTIONS].

Thank you Mr. Klein. You may begin your conference.

Keith Klein — Transport Corporation of America, Inc — CFO & CIO

Good morning and thank you for joining us for our third-quarter earnings conference call. Before we get started I would like to remind everyone that today’s conference call includes forward-looking statements that are covered under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ from those expressed. Factors that may cause results to differ are covered in the Company’s Form 10-K for the year ended December 31, 2004 as filed with the Securities and Exchange Commission.

I will now provide some brief comments on the third quarter financial results and then turn the conference call over to Mike Paxton, Chairman, President and Chief Executive Officer for his comments on the business and plans as we move forward. After Mike’s comments, we will open the call up for questions.

For the third quarter 2005, revenues decreased 2.1% year-over-year from $65.7 million in the third quarter of 2004 to $64.4 million in the third quarter of 2005. Including fuel surcharge, revenues decreased by $5.3 million or 8.5% compared to prior year. Third quarter’s revenues included $8.7 million of fuel surcharge recovery compared to $4.8 million in the third quarter of last year.

For our truckload business, loaded miles in the third quarter were down 17.2% compared to last year’s levels. The decrease in customer miles was primarily due to lower seated capacity than in the prior year, driven by a decrease in the number of owner-operators and seated Company trucks in the fleet. On a sequential basis, our Company-seated fleet did increase by 29 tractors from the end of the second quarter to the end of the third quarter; however, our owner operator counts decreased by 52 tractors during the same period.

In the third quarter we averaged 10.7% deadhead miles compared to 11.0% in the second quarter of 2005. The deadhead percentage is also down approximately 50 basis points when compared to the third quarter of 2004.

Our average revenue per customer paid mile in the third quarter excluding fuel surcharge increased by $0.053 over the previous year or 3.5%. Our average rate for the quarter was $1.55 per loaded mile, compared to $1.497 in the third quarter of 2004. This rate trend is due to improved customer mix and rate adjustments. Revenue per tractor per week excluding fuel surcharge increased by 2% to $2,941 for the third quarter from $2,882 in the third quarter of 2004, primarily due to increased rates and reduced deadhead miles offset by increased unseated company-owned capacity. Revenue per seated tractor increased for the quarter from prior year levels by 2.6% driven by increased rates and reduced deadhead offset somewhat by lower seated tractor utilization.

Our logistics and other revenue grew during the third quarter by almost 300% to $4.4 million compared to $1.1 million in the third quarter of 2004. This is due to increased inter-modal and brokerage activities achieved during the quarter.

We continue to drive cost reduction in many areas based upon our broad cost reduction efforts over the past several years. Our accident frequency rates are down 26% in the third quarter compared to last year and down 28% year-to-date. In addition, our accident severity in the quarter was substantially lower than it was in the third quarter of 2004. Because of these items, our insurance claims and damage expense decreased from $3.9 million in Q3 2004 to $2.0 million in Q3 2005. We have also driven significant savings in areas of maintenance cost, depreciation, communication cost, worker’s compensation cost, and other G&A expenses.

However, we continue to see upward cost pressure in a number of significant cost areas. The tight driver market has put upward pressure on our driver hiring expenses, which show up in other general and administrative expenses. We implemented pay rate increases in 2005 of approximately 11% for our Company drivers, with an equivalent increase in pay for our owner-operators. The impact of these changes is approximately $0.05 per mile in the third quarter when compared to the third quarter of last year.

Company-provided healthcare costs continue to rise consistent with the medical cost inflation rates. Tractor costs have increased in 2004 and 2005 because of the new EPA-compliant engines and increased raw material costs, and trailer prices have increased due to raw material cost increases as well. As we continue to replace tractors and trailers in 2005, depreciation costs will increase. Additionally, many states have implemented, or are planning to implement, significant increases for toll road use.

As demonstrated in our rates over the past few years, we are working with customers to reimburse us for the cost increases. In addition, we are working to identify and implement additional cost and productivity savings in our business.

During the quarter, we recognized a pretax gain on the sale of our Garland, Texas facility of approximately $300,000 or $0.03 per share. Our net interest cost decreased this quarter by 20% to $602,000 compared to $756,000 in the previous year. This decrease is primarily as a result of our continued reduction of debt and lower interest rates.

The effective tax rate for the quarter was approximately 33%, which is lower than our normal rate of approximately 40% due to the true up of tax contingency reserves.

Our net income in the third quarter was $433,000 or $0.07 per diluted share compared to net income of $36,000 or $0.01 per diluted share in the third quarter of last year.

Looking at the balance sheet, we reduced total outstanding debt to $47.3 million at September 30, 2005 and ended the quarter with $2.2 million of cash in the balance sheet. This compared to total debt of $49.1 million and total cash of $3.7 million at the end of last year. Year-to-date, we have taken delivery of 151 new tractors and 670 new trailers. Net Cap-ex spending during the first nine months of the year was $18.2 million compared to $13.6 million from the first nine months of last year.

During 2005, we plan to acquire and finance a total of 214 tractors and 750 trailers. We expect capital spending for the full-year, net of proceeds to be approximately $25 to $30 million in total, similar to what we were estimating at the end of last quarter. Currently, we have no borrowings outstanding on our line of credit, but do utilize the line to support outstanding letters of credit to facilitate our insurance arrangement.

That concludes the financial review. I would now like to turn things over to Mike for his comments. Mike?

Mike Paxton — Transport Corporation of America, Inc — Chairman, President & CEO

Thanks, Keith. Good morning everyone. On a year-to-date basis through September 30, 2005, our revenues were $188.6 million, compared to $193.1 million in 2004. Net earnings for the nine-month period were $1.0 million or $0.16 per diluted share, compared with 2004 net earnings of $902,000 or $0.13 per diluted share.

Our revenue per loaded mile of $1.54 excluding fuel surcharge for the first nine months of 2005 was 44.1% higher than year ago. Revenue per available tractor per week for the first nine months of $2,906 is 1.4% higher than a year ago reflecting more unseated tractors than expected. Our year-to-date miles per seated tractor are down 2% from last year, but up sequentially in the third quarter due to a strengthening freight market. Year-to-date deadhead of 10.9% is about equal to year ago.

We continue to experience excellent growth in brokerage and inter-modal freight. On a year-to-date basis, our revenues are $10.1 million versus $2.5 million in 2004. This has been extremely helpful to us as we work to increase our seated capacity in the Company.

We sequentially increased our Company-seated trucks in each month of the third quarter. This has not happened since the first quarter of 2004. We attribute this accomplishment primarily to the growing success of our school-recruiting program. We believe that trend will continue. Unfortunately we have not been able to stabilize our owner operator base of drivers. Our annualized turnover is down to 55.8% from 62% a year ago but we’re having difficulty finding enough qualified owner-operators to offset our losses. We are evaluating some new programs we hope will help us turn this situation around.

From a safety perspective, we have several pieces of good news. First, our year-to-date accidents per million miles of 5.4 are the lowest we have recorded in the history of the Company. The changes we’ve made in driving higher standards, our driver orientation program, and our safety awareness programs are paying dividends. Second, the Federal Motor Carrier Safety Administration, (FMCSA), just completed a follow-up review of the operations and safety management controls for the Company. They confirmed our safety fitness rating as ‘satisfactory’, the highest safety fitness rating given by the FMCSA.

As we look forward, we expect rates to remain strong in the fourth quarter. Rates should improve modestly as capacity remains tight. We are more cautious about 2006. The unknowns include additional fuel spikes, insurance costs, and consumer confidence. Hopefully we’ll get a better read as the fourth quarter unfolds. Thanks for your attention.

Keith and I will now entertain any questions you have. Mondelle, we will now turn it over to you to coordinate the questions.

QUESTION AND ANSWER

Operator

[OPERATOR INSTRUCTIONS]. At this time there are no questions.

Mike Paxton — Transport Corporation of America, Inc — Chairman, President & CEO

Well, then that would conclude the conference call.

Keith Klein — Transport Corporation of America, Inc — CFO & CIO

Thanks everyone.

Mike Paxton — Transport Corporation of America, Inc — Chairman, President & CEO

Thanks very much.

Operator

This concludes today’s conference call. You may now disconnect.